Exhibit 99.1

The First Bancorp Raises Quarterly Dividend by One Cent per Share

DAMARISCOTTA, Maine - (BUSINESS WIRE) - June 19, 2014 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 21 cents per share. This second-quarter dividend is payable July 31, 2014 to shareholders of record as of July 7, 2014, and is a one cent increase from the 20 cents per share dividend the Company paid in the past two quarters. Based on the June 18, 2014 closing price of $16.44 per share, the annualized dividend of 84 cents per share translates into a yield of 5.11%.
“After raising the dividend for the first time in more than five years in the fourth quarter of 2013, I am pleased the Board of Directors voted to raise the dividend again this quarter,” commented the Company’s President & Chief Executive Officer, Daniel R. Daigneault. “With improved credit quality and other key metrics, increasing the dividend again is consistent with the improved overall performance we have seen over the past year. Our generous dividend payout is very important to our shareholders and remains a key component in our total return and the valuation of our shares.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from four offices in Lincoln, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact F. Stephen Ward, the First Bancorp's Treasurer & Chief Financial Officer, at 207.563.3272.